Exhibit 99.1

Thomas & Betts Corporation Appoints Michael L. Ducker to Board of Directors

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 2, 2011--Thomas & Betts Corporation (NYSE:TNB), a leading designer and manufacturer of essential electrical components used in industrial, utility and construction markets, today announced the appointment of Michael L. Ducker as a member of the company’s board of directors. Ducker fills a vacancy left by the upcoming retirement of William H. Waltrip, who will not stand for re-election at the company’s 2011 Annual Meeting of Shareholders in May 2011.

Ducker, 57, is chief operating officer for FedEx Express, the world’s largest express transportation company. He also serves as president of its International Division. In these roles he leads all customer-facing aspects of the company’s U.S. operations and sets the strategic direction for its international business, which spans more than 220 countries and territories. He also oversees FedEx Trade Networks and FedEx Supply Chain, businesses which provide integrated services and advisory services for customers with complex supply chain requirements. Ducker has significant international experience, having led FedEx businesses in Asia, the Middle East and Europe. Ducker received a joint Masters of Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University and Hong Kong University of Science and Technology.

“We are very excited to have Mike join our board,” said Dominic J. Pileggi, chairman and chief executive officer. “His international expertise will be invaluable as we continue to grow our presence in global electrical markets.”

Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $2.0 billion and had approximately 8,750 employees in 2010. For more information, please visit www.tnb.com.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com